SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
March 29, 2012

ALLIANCE DATA SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-15749	31-1429215
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

7500 DALLAS PARKWAY, SUITE 700
PLANO, TEXAS 75024
(Address and Zip Code of Principal Executive Offices)

(214) 494-3000
(Registrant’s Telephone Number, including Area Code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

Second Amendment to Credit Agreement; Additional Term Loans and Increased Revolving Commitments

On March 30, 2012, Alliance Data Systems Corporation (the “Company”), as “Borrower,” and ADS Alliance Data Systems, Inc., ADS Foreign Holdings, Inc., Alliance Data Foreign Holdings, Inc., Epsilon Marketing Services, LLC, Epsilon Data Management, LLC, Comenity LLC and Alliance Data FHC, Inc. (collectively, the “Guarantors”) entered into a Second Amendment (the “Second Amendment”) to their Credit Agreement dated as of May 24, 2011 with SunTrust Bank and Wells Fargo Bank, N.A. (successor to Bank of Montreal), as co-administrative agents, Wells Fargo Bank, N.A. (successor to Bank of Montreal), as administrative agent and letter of credit issuer, and various other agents and lenders (as so amended, the “Credit Agreement”).  On March 30, 2012, the Company also increased the revolving credit commitments under the Credit Agreement by $125 million and borrowed additional term loans under the Credit Agreement in the aggregate principal amount of $125.5 million.

The Second Amendment, among other things, (i) extends the maturity date of certain term loans under the Credit Agreement from May 24, 2016 to May 24, 2017, (ii) creates a mechanism by which in the future non-extending term loan lenders may extend their term loans to May 24, 2017, (iii) appoints Wells Fargo Bank, N.A. as successor administrative agent and co-administrative agent and as letter of credit issuer under the Credit Agreement in place of Bank of Montreal, (iv) reflects the additional term loans and the increase in the revolving credit commitments and (v) provides for aggregate principal payments equal to 5% of the extended term loan amount in the additional year of the extended term loans, payable in equal quarterly installments.  The Company obtained increased lending commitments under the Credit Agreement from Bank of America, N.A., JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., The Northern Trust Company and Modern Bank, N.A., all of which were parties to the Credit Agreement.  In addition, the Company added Regions Bank, N.A. and Fifth Third Bank as additional lenders under the Credit Agreement.

The Credit Agreement contains customary events of default and negative covenants for credit agreements of this type as well as certain financial covenants.  Including those amendments that were made in September 2011, all of these terms remain unchanged.

The preceding summary of the Second Amendment is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Purchase Agreement

The Company previously reported in a Current Report on Form 8-K that the Company entered into a purchase agreement on March 22, 2012 (the “Purchase Agreement”) under which it agreed to sell $500 million aggregate principal amount of its 6.375% senior notes due 2020 (the “Notes”) at an issue price of 100% of the aggregate principal amount of the Notes, plus any accrued interest thereon, to certain initial purchasers named therein (collectively, the “Initial Purchasers”). The offering of the Notes closed on March 29, 2012. A description of the material terms of the Purchase Agreement is included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 28, 2012.

Indenture

The Notes are governed by an indenture (the “Indenture”) dated March 29, 2012 among the Company, certain of its subsidiaries as guarantors and Wells Fargo Bank, N.A., as trustee (the “Trustee”). Pursuant to the Indenture, interest on the Notes will accrue at a rate of 6.375% per annum on the principal amount from March 29, 2012, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2012. The Notes will mature on April 1, 2020 (the “Maturity Date”), subject to earlier repurchase or redemption.

Guarantees
The Notes are guaranteed on a senior unsecured basis by each of our existing and future domestic subsidiaries that guarantees our Credit Agreement.

Ranking
The Notes and the guarantees will rank equally in right of payment with the Company’s and guarantors’ existing and future senior unsecured debt, including indebtednesses under the Credit Agreement, and senior in right of payment to the Company’s and guarantors’ future debt that is expressly subordinated in right of payment to the Notes or guarantees. The Notes and the guarantees will be effectively subordinated to the Company’s and guarantors’ secured debt, if any, to the extent of the value of the assets securing such debt. The Notes will be structurally subordinated to all existing and future liabilities (including trade payables) of the Company’s subsidiaries that do not guarantee the Notes.

Optional Redemption
Prior to April 1, 2016, the Company may redeem some or all of the Notes at any time at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the applicable redemption date and the applicable premium, as defined in the Indenture.  On or after April 1, 2016 and prior to April 1, 2017, the Company may redeem some or all of the Notes at any time at a redemption price equal to 103.188% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the applicable redemption date.  On or after April 1, 2017 and prior to April 1, 2018, the Company may redeem some or all of the Notes at any time at a redemption price equal to 101.594% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the applicable redemption date.  On or after April 1, 2018, the Company may redeem some or all of the Notes at any time at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the applicable redemption date.  In addition, at any time prior to April 1, 2015, the Company may, with the cash proceeds of one or more qualified equity offerings, as defined in the Indenture, redeem up to 35% of the aggregate principal amount of the outstanding Notes at a redemption price equal to 106.375% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the applicable redemption date, provided that such redemption occurs within 90 days following the closing of any such qualified equity offering.

Change of Control; Mandatory Offer to Repurchase Following Certain Asset Sales
Upon the occurrence of certain kinds of changes of control, the Company must offer to purchase the Notes at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.  Within 365 days after the sale of certain assets of the Company or its restricted subsidiaries, as defined in the Indenture, the Company must either repay certain debt or reinvest the excess proceeds of such assets sales as set forth in the Indenture. Upon any failure to repay or repurchase, the Company must offer to use such excess proceeds to repurchase the Notes on the terms set forth in the Indenture.

Covenants
The Indenture contains covenants that limit, among other things, the Company’s ability and the ability of some of its subsidiaries to (i) incur additional debt, (ii) declare or pay dividends, redeem stock or make other distributions to stockholders, (iii) make investments, (iv) create liens or use assets as security in other transactions, (v) merge or consolidate, or sell, transfer, lease or dispose of substantially all of the Company’s assets, (vi) enter into transactions with affiliates, (vii) sell or transfer certain assets and (viii) enter into any consensual encumbrance or restriction on the ability of certain of the Company’s subsidiaries to pay dividends or make loans or sell assets.

Events of Default
The Indenture includes customary events of default, including, among other things, payment default, covenant default, certain defaults under other indebtedness of the Company or certain of its subsidiaries, the failure to timely satisfy judgments over a certain sum against the Company or certain of its subsidiaries, and bankruptcy, insolvency or reorganization affecting the Company or certain of its subsidiaries.

No Registration Rights
The Company will not file a registration statement for the resale of the Notes. As a result, holders may only resell the Notes pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to the extent available, and other applicable securities laws.

The description of the Indenture herein is qualified in its entirety by reference to the full text of such Indenture, a copy of which is attached as Exhibit 4.1 hereto and incorporated by reference herein.

Use of Proceeds

After deducting the fees payable to the Initial Purchasers and the estimated offering expenses, the net proceeds to the Company from the offering of Notes are estimated to be approximately $486 million. Concurrently with the Second Amendment, the Company borrowed $125.5 million of additional term loans. The Company used the net proceeds of the offering of the Notes and the proceeds of the additional term loans to repay approximately $396 million of outstanding indebtedness under the Company’s revolving credit facility included in the Credit Agreement and for general corporate purposes.  As of March 31, 2012, borrowings under the Credit Agreement were approximately $918 million, with a weighted average interest rate of 2.25%.

Several of the Initial Purchasers and their respective affiliates have engaged in transactions with and performed various financial advisory, investment banking and commercial banking services for the Company in the past, for which they have received compensation, are currently doing so and may do so from time to time in the future. In addition, the Company has provided services to several Initial Purchasers and their respective affiliates in the past, for which the Company has received compensation, is currently doing so and may do so from time to time in the future.  Affiliates of several Initial Purchasers are lenders under the Credit Agreement, which includes both a revolving facility and a term loan, and conduit facilities and may be holders of the Company’s convertible senior notes. An affiliate of SunTrust Robinson Humphrey, Inc. is a lead arranger, book runner, and the syndication agent, and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Barclays Capital Inc., RBC Capital Markets, LLC, RBS Securities Inc. and Wells Fargo Securities, LLC are co-documentation agents under the Credit Agreement, the revolving facility of which the Company paid down with a portion of the net proceeds of the offering of the Notes.  Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are counterparties under the Company’s convertible note hedges and warrants and engage in hedging transactions from time to time in the Company’s stock in connection with those instruments. In addition, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated owns more than 5% of the Company’s outstanding common stock.

The Notes and the guarantees (together, the “Securities”) have not been registered under the Securities Act. The Company offered and sold the Securities to the Initial Purchasers in reliance on the exemption from registration requirements provided by Section 4(2) of the Securities Act. The Company relied on this exemption from registration requirements in part based on representations made by the Initial Purchasers in the Purchase Agreement. The Initial Purchasers then sold the Securities to qualified institutional buyers pursuant to the exemption from registration requirements provided by Rule 144A under the Securities Act. This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is incorporated herein by reference.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 above with respect to the Indenture’s limitations on the payment of dividends, redemption of stock or other distributions to the Company’s stockholders is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On April 2, 2012, the Company issued a press release announcing these additions to its liquidity.  A copy of this press release is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document Description

4.1
Indenture, dated March 29, 2012, among Alliance Data Systems Corporation, certain of its subsidiaries as guarantors and Wells Fargo Bank, N.A., as Trustee (including the form of the Company’s 6.375% Senior Note due April 1, 2020).

10.1
Second Amendment to Credit Agreement, dated as of March 30, 2012, by and among Alliance Data Systems Corporation, as borrower, and certain of its subsidiaries as guarantors, SunTrust Bank and Wells Fargo Bank, N.A., as Co-Administrative Agents, Wells Fargo Bank, N.A. as Administrative Agent and Letter of Credit Issuer and various other agents and lenders.

99.1	Press Release dated April 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Data Systems Corporation

Date: April 2, 2012	By:	/s/ Charles L. Horn
Charles L. Horn
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document Description

4.1
Indenture, dated March 29, 2012, among Alliance Data Systems Corporation, certain of its subsidiaries as guarantors and Wells Fargo Bank, N.A., as Trustee (including the form of the Company’s 6.375% Senior Note due April 1, 2020).

10.1
Second Amendment to Credit Agreement, dated as of March 30, 2012, by and among Alliance Data Systems Corporation, as borrower, and certain of its subsidiaries as guarantors, SunTrust Bank and Wells Fargo Bank, N.A., as Co-Administrative Agents, Wells Fargo Bank, N.A., as Administrative Agent and Letter of Credit Issuer and various other agents and lenders.

99.1	Press Release dated April 2, 2012.